Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ETHOS TECHNOLOGIES INC.

Peter Colis hereby certifies that:

ONE: The original name of this corporation is Ethos Insurance Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 5, 2016.

TWO: He is the duly elected and acting Chief Executive Officer of Ethos Technologies Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is ETHOS TECHNOLOGIES INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of this Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 1,077,400,000 shares, of which (A) 1,040,000,000 shares shall be a class of Common Stock divided into two series with (i) 1,000,000,000 shares of the Common Stock being a series designated as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) 40,000,000 shares of the Common Stock being a series designated as Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); and (B) 37,400,000 shares shall be a class of Preferred Stock, par value $0.0001 per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis) irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

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7,400,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock,” 2,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock,” 3,200,000 of the authorized shares of Preferred Stock are hereby designated “Series A-2 Preferred Stock,” 10,400,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock,” 6,600,000 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock,” 5,600,000 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” and 2,200,000 of the authorized shares of Preferred Stock are hereby designated “Series D-1 Preferred Stock” (collectively, the “Series Preferred”).

Effective upon the effectiveness of the filing of the Amended and Restated Certificate of Incorporation first setting forth this sentence (the “Effective Time”):

Automatically and without any further action on the part of the Company or the holder of any such shares of capital stock and whether or not the certificates representing such shares of capital stock are surrendered to the Company or its transfer agent, (i) each seven (7) shares of the Company’s Common Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Class A Common Stock; (ii) each seven (7) shares of Series A Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series A Preferred Stock; (iii) each seven (7) shares of Series A-1 Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series A-1 Preferred Stock; (iv) each seven (7) shares of Series A-2 Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series A-2 Preferred Stock; (v) each seven (7) shares of Series B Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series B Preferred Stock; (vi) each seven (7) shares of Series C Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series C Preferred Stock; (vii) each seven (7) shares of Series D Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series D Preferred Stock; and (viii) each seven (7) shares of Series D-1 Preferred Stock issued and outstanding (or held as treasury stock) immediately prior to the Effective Time shall be combined and reclassified as one (1) share of Series D-1 Preferred Stock (the foregoing (i) through (viii), the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Company. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down to the nearest whole number. No fractional shares shall be issued upon the Reverse Stock Split. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors (the “Board”). The statements of the rights, powers, preferences and privileges (and the qualifications, limitations and restrictions thereof) of the Common Stock and Preferred Stock contained in this Amended and Restated Certificate of Incorporation reflect the Reverse Stock Split (that is, all numeric references, share numbers, prices per share and other provisions in this Amended and Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Reverse Stock Split). Any stock certificate that immediately prior to the Effective Time represented shares of (a) Common Stock or (b) Preferred Stock shall from and after the Effective Time be deemed to represent the number of shares of (a) Class A Common Stock or (b) the applicable series of Preferred Stock, respectively, into which the shares represented by such certificate shall have been reclassified pursuant to the Reverse Stock Split without the need for surrender or exchange thereof; provided, however, that each holder of any stock certificate that represented shares of (a) Common Stock or (b) Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate, one or more certificates evidencing and representing the number of shares of (a) Class A Common Stock or (b) the applicable series of Preferred Stock, respectively, into which the shares represented by such certificate shall have been reclassified pursuant to the Reverse Stock Split.

2.

The rights, preferences, privileges, restrictions and other matters relating to the each class of capital stock are as follows:

A. COMMON STOCK.

The voting, dividend and liquidation rights of the holders of the Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein. Unless otherwise indicated, references to “Sections” in this Part A of this Article IV refer to sections of this Part A.

1. DEFINITIONS. For purposes of this Amended and Restated Certificate of Incorporation, the following definitions apply:

(a) “Acquisition” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 1(a), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (ii) any transaction or series of related transactions to which the Company is a party in which shares of the Company are transferred such that in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b) “Asset Transfer” means a sale, lease, exchange, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c) “Cause” means, with respect to a Founder, the termination of such Founder’s employment with the Company as a result of (i) fraud or embezzlement by such Founder in connection with his employment with the Company, (ii) a willful act of material dishonesty by such Founder in connection with his employment with the Company that results in or would reasonably be expected to result in material loss to the Company, or (iii) such Founder’s conviction of, or plea of guilty to, a felony that results in or would reasonably be expected to result in material loss to the Company.

(d) “Disability” means, with respect to any Founder, the permanent and total disability of such Founder such that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed medical practitioner, then such Founder’s spouse shall make the selection on behalf of such Founder, or, in the absence or incapacity of such Founder’s spouse, such Founder’s adult children by majority vote shall make the selection on behalf of such Founder, or, in the absence of adult children of such Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds in the aggregate more shares of all classes of capital stock of the Company than any other revocable living trust created by such Founder shall make the selection on behalf of such

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Founder, or, in the absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder. In the event of a dispute as to whether a Founder has suffered a Disability, no Disability of such Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(e) “Effective Date” means the date of closing of the Qualified IPO.

(f) “Family Member” means, with respect to any Founder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Founder (including adopted persons, step children, step parents and step siblings of such Founder).

(g) “Final Conversion Date” means the earliest to occur following the Effective Date of:

(i) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time (the “Ownership Trigger Time”) after 11:59 p.m. Eastern Time on the Effective Date that the number of Threshold Shares held by the Founders, their Permitted Entities, Family Members and Permitted Transferees, in the aggregate, is less than 20% of the number of shares of Class B Common Stock held by the Founders, their Permitted Entities and Family Members at 11:59 p.m. Eastern Time on the Effective Date (provided, for the avoidance of doubt, that if no such date is fixed by the Board, the Final Conversion Date for purposes of this clause shall be the 180th date following the Ownership Trigger Time);

(ii) the last Trading Day of the fiscal year following the tenth (10th) anniversary of the Effective Date;

(iii) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time (the “Service Trigger Time”) after 11:59 p.m. Eastern Time on the Effective Date that the last remaining Non-Triggering Founder is no longer providing services to the Company as an officer, employee, or director (provided, for the avoidance of doubt, that if no such date is fixed by the Board, the Final Conversion Date for purposes of this clause shall be the 180th date following the Service Trigger Time); or

(iv) the date that is twelve (12) months after the death or Disability of the last remaining Non-Triggering Founder.

(h) “Founder” means each of Peter Colis and Lingke Wang, and together, the “Founders”.

(i) “Founder Voting Proxy” means a voting proxy granted by each Founder in favor of the other Founder, which proxy shall become effective only upon such Founder granting the proxy becoming a Triggering Founder, and shall confer exclusive Voting Control over all shares of Class B Common Stock held by such Triggering Founder and such Triggering Founder’s Permitted Entities, Family Members, and Permitted Transferees to the Non-Triggering Founder (if any) for so long as such Non-Triggering Founder retains such status, as such proxy may be amended from time to time.

(j) “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

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(k) “Liquidation Event” means any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

(l) “Listing Standards” means (i) the requirements of any national stock exchange under which the Company’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Company’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Global Select Market generally applicable to companies with equity securities listed thereon.

(m) “Non-Triggering Founder” means any Founder other than a Triggering Founder.

(n) “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(o) “Permitted Entity” means, (A) with respect to any Founder, (i) any trust for the exclusive benefit of such Founder or one or more Family Members of such Founder or any other Permitted Entity of such Founder, (ii) any trust or estate planning vehicle for the benefit of any other person not listed in clause (A)(i), for bona fide estate planning purposes of a Founder , (iii) any general partnership, limited liability company, corporation or other entity exclusively owned by such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, (iv) any charitable organization, foundation or similar entity established by a Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder, and (v) any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, and (B) with respect to a holder that is an institutional, private equity, hedge, venture capital or other private investment fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder.

(p) “Permitted Transfer” means:

(i) (1) with respect to any Founder, any Transfer of a share of Class B Common Stock from a Founder, from a Founder’s Permitted Entities, from a Founder’s Family Member or from a Founder’s Permitted Transferees, to any Founder, to any Family Member of any Founder, to the estate of any Founder or Family Member of a Founder, or to any Permitted Entity of any Founder, and (2) any Transfer of a share of Class B Common Stock from a holder to such holder’s affiliates with the prior written approval of the Board, which Transfer does not otherwise qualify as a Permitted Transfer pursuant to clause (1) above; provided that, if the transferee of such share of Class B Common Stock is not a Non-Triggering Founder, then such Transfer shall qualify as a Permitted Transfer only if a Non-Triggering Founder shall have exclusive Voting Control with respect to such share of Class B Common Stock following such Transfer (whether by proxy, voting agreement or otherwise, it being understood that such proxy or voting agreement may be executed promptly following, and in no event later than ten (10) days after, such Transfer), and

(ii) with respect to an institutional, private equity, hedge, venture capital or other private investment fund, any Transfer of a share of Class B Common Stock from such fund or a Permitted Entity of such fund to such fund or a Permitted Entity of such fund.

5.

Notwithstanding anything to the contrary in this Section 1(p), in the event that a Non-Triggering Founder does not have exclusive Voting Control (whether by proxy, voting agreement or otherwise) with respect to any share of Class B Common Stock following any Transfer described in Section 1(p)(i)(1) and after the time periods for a proxy, voting agreement or other similar instrument to be executed as set forth in this Section 1(p) or otherwise established pursuant to Section 6, such share of Class B Common Stock purported to be transferred shall automatically, and with no further action by the holder or the Company, convert into one fully-paid and non-assessable share of Class A Common Stock. A Non-Triggering Founder shall be deemed to have “exclusive” Voting Control with respect to any share of Class B Common Stock if either (a) such Non-Triggering Founder has exclusive Voting Control with respect to such share or (b) such Non-Triggering Founder, together with any other any general partnership, limited liability company, corporation or other entity directly or indirectly controlled by such Non-Triggering Founder, has exclusive Voting Control with respect to such share.

(q) “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

(r) “Threshold Shares” means, with respect to any person as of any time, the sum of (without duplication): (i) any shares of Class B Common Stock held by such person as of such time and (ii) any shares of Class B Common Stock underlying any securities (including restricted stock units, options, or other convertible instruments) held by such person as of such time, so long as such securities were also held by such person at the Effective Date, whether such securities are vested or unvested, earned or unearned, convertible into or exchangeable or exercisable as of such time or in the future.

(s) “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(t) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Effective Date, or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(i) any grant of a proxy to (including any grant of a proxy pursuant to Section 1(p) or entry into a support or voting agreement or similar agreement or arrangement with, any Non-Triggering Founder for such Non-Triggering Founder to exercise Voting Control of shares of Class B Common Stock, or the exercise of Voting Control pursuant to such proxy, support or voting agreement or similar agreement or arrangement by such Non-Triggering Founder;

(ii) any grant by any holder of shares of Class B Common Stock of a revocable proxy to (A) officers or directors or agents of the Company at the request of the Board in connection with (1) actions to be taken at an annual or special meeting of stockholders or by stockholder consent or (2) any other action of the stockholders permitted by this Amended and Restated Certificate of Incorporation, or (B) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holders of such shares, without discretion, in connection with actions to be taken at an annual meeting or special meeting of stockholders or by stockholder consent;

(iii) any pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or other indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares or a Non-Triggering Founder holds a proxy to exercise Voting Control over such pledged shares; provided, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

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(iv) any grant of a proxy to, or the exercise of Voting Control by, the Secretary of the Company or such other person pursuant to Section 5(a);

(v) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(vi) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) pursuant to a written agreement to which the Company is a party or that has been approved by the Board;

(vii) any entry into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(viii) any entry by a Non-Triggering Founder (or, if requested by a Non-Triggering Founder, entry by any holder of shares of Class B Common Stock) into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other proposal or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event or such other proposal, the consummation of a Liquidation Event or such other proposal or the sale, assignment, transfer, conveyance, hypothecation or other disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event or such other proposal); provided that any sale, tender, assignment, transfer, conveyance, hypothecation or other disposition of Class B Common Stock or any legal or economic interest therein by such Non-Triggering Founder or such other holder pursuant to a Liquidation Event or such other proposal, or any grant of a proxy over Class B Common Stock by such Non-Triggering Founder or such other holder with respect to a Liquidation Event or such other proposal without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Transfer” of such Class B Common Stock unless such Liquidation Event or such other proposal was approved by the Board prior to the taking of such action;

(ix) any issuance or reissuance by the Company of a share of Class B Common Stock or any redemption, purchase or acquisition by the Company of a share of Class B Common Stock; and

(x) the fact that, as of the Effective Date or at any time after the Effective Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction; provided, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer.

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(u) “Triggering Event” means, with respect to a Founder, the first to occur of any of the following:

(i) the occurrence of both of the following: (1) such Founder is no longer providing services to the Company as an officer or employee, and (2) such Founder is no longer a director of the Company as a result of a voluntary resignation by such Founder from the Board or as a result of a request of or agreement with such Founder not to be renominated as a director of the Company at a meeting of stockholders;

(ii) such Founder’s employment with the Company is terminated for Cause; or

(iii) the death or Disability of such Founder.

(v) “Triggering Founder” means a Founder who has experienced a Triggering Event.

(w) “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

(x) “Voting Threshold Date” means the first date after 11:59 p.m., Eastern Time, on the Effective Date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then-outstanding shares of the Company entitled to vote generally in the election of directors.

2. IDENTICAL RIGHTS. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Company but excluding voting and other matters as described in Section 3 below), share ratably and be identical in all respects as to all matters, including:

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series thereof is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a series.

(b) The Company shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class

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B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, that nothing in the foregoing shall prevent the Company from declaring and paying dividends or other distributions payable in shares of one series of Common Stock or rights to acquire one series of Common Stock to holders of all series of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, each voting separately as a series, from providing for different treatment of the shares of Class A Common Stock and Class B Common Stock.

(c) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares (and shares held as treasury stock) of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, each voting separately as a series. This Section 2(c) shall only be in effect following the Effective Date.

3. VOTING RIGHTS.

(a) Common Stock.

(i) Class A Common Stock. Except as otherwise expressly provided herein or required by applicable law, each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(ii) Class B Common Stock. Except as otherwise expressly provided herein or required by appliable law, each holder of shares of Class B Common Stock will be entitled to twenty (20) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series. Except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

(c) Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company. Upon and following the Final Conversion Date, subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of Class A Common Stock shall be entitled to elect and remove all directors of the Company. This Section 3.3(c) shall only be in effect following the Effective Date.

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4. LIQUIDATION RIGHTS. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Company to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each series thereof is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section 4; provided, further, that holders of shares of a series of Common Stock may receive, or have the right to elect to receive, different or disproportionate consideration in connection with any such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have twenty (20) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

5. CONVERSION OF THE CLASS B COMMON STOCK. The Class B Common Stock will be convertible into Class A Common Stock as follows:

(a) Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date. During the period commencing on the death or Disability of the last remaining Non-Triggering Founder and ending on the 12-month anniversary of such death or Disability, a person designated by such non-Triggering Founder and approved by the Board (or, if there is no such person, then the Secretary of the Company in office from time to time) shall exercise Voting Control over all outstanding shares of Class B Common Stock (i) held by such last remaining Non-Triggering Founder or his Permitted Entities, Family Members, Permitted Transferees, or the estate of such Non-Triggering Founder or any Family Member and (ii) over which such last remaining Non-Triggering Founder has exclusive Voting Control.

(b) With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(i) on the affirmative written election of such holder to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or

(ii) on the occurrence of a Transfer of such share of Class B Common Stock to any person or entity that is not a Permitted Transferee of such holder.

(c) In the event that a Founder becomes a Triggering Founder, with respect to shares of Class B Common Stock held by such Triggering Founder, his Permitted Entities, his Family Members, and his Permitted Transferees, each share of Class B Common Stock held by such holders will automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Triggering Event; provided, however, that such conversion shall not occur so long as such shares are subject to the Founder Voting Proxy or a substantially similar voting proxy whereby the non-Triggering Founder is granted exclusive Voting Control upon the occurrence of the Triggering Event.

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6. PROCEDURES. The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Company as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

7. IMMEDIATE EFFECT. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 5, such conversion(s) shall be deemed to have been made (a) at the time that the Transfer of shares, death, Disability, or Triggering Event occurred, (b) on the date of the delivery of the written election of a holder of such shares of Class B Common Stock pursuant to Section 5(b)(i) (unless otherwise specified therein, in which case, such conversion(s) shall be deemed to have been made at the time or the happening of a future event specified therein, unless otherwise revoked prior thereto in accordance with Section 5(b)(i)) or (c) immediately upon the Final Conversion Date, as applicable, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate of Incorporation. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Amended and Restated Certificate of Incorporation, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

9. PREEMPTIVE RIGHTS. Reserved.

10. CLASS B PROTECTIVE PROVISIONS. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Conversion Date, the Company shall not, without the prior affirmative vote (either at a meeting or by written consent) of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate series, in addition to any other vote required by applicable law or this Amended and Restated Certificate of Incorporation:

(a) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, or otherwise alter, any provision of this Amended and Restated Certificate of Incorporation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock or increase or decrease the number of authorized shares of the Class B Common Stock;

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(b) reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to have more than one (1) vote for each share thereof;

(c) issue any shares of Class B Common Stock (other than shares of Class B Common Stock over which one or more Non-Triggering Founders shall have Voting Control or which shall be subject to a voting proxy substantially similar to the Founder Voting Proxy); or

(d) authorize, or issue any shares of, any class or series of capital stock of the Company (other than Class B Common Stock) having the right to more than (1) vote for each share thereof.

B. PREFERRED STOCK.

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” of the Series A Preferred Stock shall be $0.782705 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series A-1 Preferred Stock shall be $0.302295 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series A-2 Preferred Stock shall be $0.665315 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series B Preferred Stock shall be $3.310895 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series C Preferred Stock shall be $9.124325 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series D Preferred Stock shall be 36.2236 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and the “Original Issue Price” of the Series D-1 Preferred Stock shall be $45.6162 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

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(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares that are approved by the Board, including a majority of the Series Preferred Directors (as defined below); or

(iii) distributions to holders of Common Stock in accordance with Section 3.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Class A Common Stock basis) to the amount paid or set aside for each share of Class A Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred as may be required by this Amended and Restated Certificate of Incorporation.

(f) Where a distribution to the Company’s shareholders is being made pursuant to Section 1(c)(i) or Section 1(c)(ii) above or approved pursuant to Section 2(b)(v) below, such distribution may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Class A and Class B Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as at least 5,746,580 shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series Preferred, voting together as a class on an as-if-converted into Class A Common Stock basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no further force or effect:

(i) Effecting any Liquidation Event, Asset Transfer or Acquisition (each as defined in Section 3 hereof);

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company;

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(iii) Any increase or decrease in the authorized number of shares of Preferred Stock;

(iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into a new class or series of stock of the Company ranking on a parity with or senior to any series of the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i) and (ii) hereof);

(vi) Any creation or authorization of the creation of any debt security, or the incurrence of any other indebtedness for borrowed money;

(vii) Any creation of, or holding capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permitting any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(viii) Any increase or decrease in the authorized number of members of the Board;

(ix) Entering into any transaction with any officer or director of the Company that is not in the ordinary course of business;

(x) Any (i) reclassification, alteration or amendment of any existing security of the Company that is pari passu with the Series Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to Series Preferred in respect of any such right, preference, or privilege or (ii) reclassification, alteration or amendment of any existing security of the Company that is junior to Series Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series Preferred in respect of any such right, preference or privilege; or

(xi) Any sale, issuance, sponsorship, creation or distribution of any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”) by the Company or any of its subsidiaries, related nonprofits, affiliates, foundations, or officers, including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

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(c) Election of Board of Directors.

(i) For so long as at least 3,299,868 shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock collectively remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board (the “Series A Preferred Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 2,446,711 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Preferred Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) For so long as at least 1,643,956 shares of Series C Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series C Preferred Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) For so long as at least 1,394,118 shares of Series D Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series D Preferred Director” and together with the Series A Preferred Director, the Series B Preferred Director and the Series C Preferred Director, the “Series Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(v) The holders of Common Stock, voting as a separate class, shall be entitled to elect five (5) members of the Board (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(vii) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of

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the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(viii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(ix) For a period of 12 months from the Original Issue Date (as defined below), at all such times during such period that Peter Colis is both a director of the Company and the Chief Executive Officer of the Company, Peter Colis shall have that number of votes on all matters to be voted on by the Board that equals one plus the number of vacancies in the Common Director seats, but, at all times that Peter Colis is a director of the Company, if either (i) Peter Colis is not the Chief Executive Officer of the Company or (ii) the date is on or after July 13, 2022, Peter Colis shall have one vote on all matters to be voted upon by the Board, regardless of the number of vacancies in the Common Director seats. All other directors shall have one vote on all matters to be voted upon by the Board.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on the Series Preferred. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

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(b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(c) An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event.

The terms (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. The treatment of any transaction as an Asset Transfer or an Acquisition may be waived by the vote or written consent of the holders of a majority of the outstanding Series Preferred, voting together as a class on an as-if-converted basis; provided, however, that if such waiver would result in the holders of Series A Preferred Stock receiving an amount per share of Series A Preferred Stock that is less than the Original Issue Price of the Series A Preferred Stock (exclusive of any Additional Consideration), then such waiver as to the Series A Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, voting as a class; provided further, that if such waiver would result in the holders of Series B Preferred Stock receiving an amount per share of Series B Preferred Stock that is less than the Original Issue Price of the Series B Preferred Stock (exclusive of any Additional Consideration), then such waiver as to the Series B Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock, voting as a class; provided further, that if such waiver would result in the holders of Series C Preferred Stock receiving an amount per share of Series C Preferred Stock that is less than the Original Issue Price of the Series C Preferred Stock (exclusive of any Additional Consideration), then such waiver as to the Series C Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series C Preferred Stock, voting as a class; provided further, that if such waiver would result in the holders of Series D Preferred Stock receiving an amount per share of Series D Preferred Stock that is less than the Original Issue Price of the Series D Preferred Stock (exclusive of any Additional Consideration), then such waiver as to the Series D Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series D Preferred Stock, voting as a class (the “Series D Requisite Majority”); and provided further, that if such waiver would result in the holders of Series D-1 Preferred Stock receiving an amount per share of Series D-1 Preferred Stock that is less than the Original Issue Price of the Series D-1 Preferred Stock (exclusive of any Additional Consideration), then such waiver as to the Series D-1 Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series D-1 Preferred Stock, voting as a class (the “Series D-1 Requisite Majority”).

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(i) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board (including a majority of the Series Preferred Directors) on the date such determination is made.

(ii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(d) Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), each holder of Series Preferred shall be entitled to receive, for each share of each series of Series Preferred then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) and 3(b) (without giving effect to this Section 3(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(d) with respect to all series of Preferred Stock simultaneously.

(e) In the event of a Liquidation Event, (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(e), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product (rounded down to the nearest whole share) obtained by multiplying the “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of a series of the Series Preferred (each, a “Series Preferred Conversion Rate”) shall be the quotient (rounded down to the sixth decimal point) obtained by dividing the Original Issue Price of the Series Preferred by the “Series Preferred Conversion Price,” calculated as provided in Section 4(c).

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(c) Series Preferred Conversion Price. The conversion price for (i) the Series B Preferred Stock shall initially be $3.30365, (ii) the Series A Preferred Stock shall initially be $0.779345, (iii) the Series A-2 Preferred Stock shall initially be $0.662445 and (iv) all other series of the Series Preferred (including the Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock) shall initially be the applicable Original Issue Price of the Series Preferred (each of (i) through (iv), a “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to a Series Preferred Conversion Price herein shall mean such Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board (including a majority of the Series Preferred Directors) as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board (including a majority of the Series Preferred Directors) as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date of this Amended and Restated Certificate of Incorporation (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class A Common Stock, each applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class A Common Stock into a smaller number of shares, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, each Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Such Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

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(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than a then effective Series Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, such then existing Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

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(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to a Series Preferred Conversion Price in an amount less than $0.0001. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to such Series Preferred Conversion Price. Any adjustment required by this Section 4(h) shall be rounded up to the nearest $0.0001.

(iii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board (including a majority of the Series Preferred Directors), and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board (including a majority of the Series Preferred Directors) to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than a Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

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(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of a Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to such Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to a Series Preferred Conversion Price required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than the following (collectively, the “Excluded Securities”):

(A) shares of Class A Common Stock issued upon conversion of the Series Preferred or conversion of the Class B Common Stock into Class A Common Stock;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including, if approved after the Original Issue Date, by a majority of the Series Preferred Directors;

(C) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including a majority of the Series Preferred Directors;

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(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board, including a majority of the Series Preferred Directors;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board, including a majority of the Series Preferred Directors;

(G) shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board (including a majority of the Series Preferred Directors), including without limitation joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements; and

(H) shares of Common Stock or Convertible Securities that the holders of a majority of the outstanding shares of Series Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4, including from the Series A Anti-Dilution Majority (as defined below), Series B Anti-Dilution Majority (as defined below), Series C Anti-Dilution Majority (as defined below), Series D Requisite Majority and/or Series D-1 Requisite Majority if such shares would result in an adjustment to the Series Preferred Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock, respectively.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance such Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

The waiver of any adjustment to the Series Preferred Conversion Price of the Series A Preferred Stock shall require the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, voting as a class (the “Series A Anti-Dilution Majority”). The waiver of any adjustment to the Series Preferred Conversion Price of the Series B Preferred Stock shall require the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock, voting as a class (the “Series B Anti-Dilution Majority”). The waiver of any adjustment to the Series Preferred Conversion Price of the Series C Preferred Stock shall require the vote or written consent of the holders of a majority of the

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outstanding Series C Preferred Stock, voting as a class (the “Series C Anti-Dilution Majority”). The waiver of any adjustment to the Series Preferred Conversion Price of the Series D Preferred Stock shall require the vote or written consent of the Series D Requisite Majority. The waiver of any adjustment to the Series Preferred Conversion Price of the Series D-1 Preferred Stock shall require the vote or written consent of the Series D-1 Requisite Majority.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of a Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Series Preferred. Failure to provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Class A Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock listed for trading on Nasdaq or the New York Stock Exchange for the account of the Company in which the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $50,000,000 (a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d). Notwithstanding the foregoing, if any automatic conversion of the Series A Preferred Stock is proposed to be effected pursuant to Section 4(k)(i)(A) of this paragraph in connection with an Acquisition or Asset Transfer and such

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conversion would result in the holders of Series A Preferred Stock receiving an amount per share of Series A Preferred Stock in such Acquisition or Asset Transfer that is less than one times the Original Issue Price of the Series A Preferred Stock (assuming all Additional Consideration is paid), then such conversion as to the Series A Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, voting as a class. Notwithstanding the foregoing, if any automatic conversion of the Series B Preferred Stock is proposed to be effected pursuant to Section 4(k)(i)(A) of this paragraph in connection with an Acquisition or Asset Transfer and such conversion would result in the holders of Series B Preferred Stock receiving an amount per share of Series B Preferred Stock in such Acquisition or Asset Transfer that is less than one times the Original Issue Price of the Series B Preferred Stock (assuming all Additional Consideration is paid), then such conversion as to the Series B Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock, voting as a class. Notwithstanding the foregoing, if any automatic conversion of the Series C Preferred Stock is proposed to be effected pursuant to Section 4(k)(i)(A) of this paragraph in connection with an Acquisition or Asset Transfer and such conversion would result in the holders of Series C Preferred Stock receiving an amount per share of Series C Preferred Stock in such Acquisition or Asset Transfer that is less than one times the Original Issue Price of the Series C Preferred Stock (assuming all Additional Consideration is paid), then such conversion as to the Series C Preferred Stock shall also require the vote or written consent of the holders of a majority of the outstanding Series C Preferred Stock, voting as a class. Notwithstanding the foregoing, if any automatic conversion of the Series D Preferred Stock is proposed to be effected pursuant to Section 4(k)(i)(A) of this paragraph in connection with an Acquisition or Asset Transfer and such conversion would result in the holders of Series D Preferred Stock receiving an amount per share of Series D Preferred Stock in such Acquisition or Asset Transfer that is less than one times the Original Issue Price of the Series D Preferred Stock (assuming all Additional Consideration is paid), then such conversion as to the Series D Preferred Stock shall also require the vote or written consent of the Series D Requisite Majority. Notwithstanding the foregoing, if any automatic conversion of the Series D-1 Preferred Stock is proposed to be effected pursuant to Section 4(k)(i)(A) of this paragraph in connection with an Acquisition or Asset Transfer and such conversion would result in the holders of Series D-1 Preferred Stock receiving an amount per share of Series D-1 Preferred Stock in such Acquisition or Asset Transfer that is less than one times the Original Issue Price of the Series D-1 Preferred Stock (assuming all Additional Consideration is paid), then such conversion as to the Series D-1 Preferred Stock shall also require the vote or written consent of the Series D-1 Requisite Majority.

(ii) Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically (except as provided in Section 4(k)(i) above) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

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(l) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class A Common Stock (as determined by the Board, including a majority of the Series Preferred Directors) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5. NO REISSUANCE OF SERIES PREFERRED.

Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A. The liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V, Paragraph A to authorize corporate action further eliminating or limiting the liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL or other Delaware state law as so amended. Solely for purposes of this Article V, Paragraph A, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as amended from time to time.

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B. The following indemnification provisions shall apply to the persons enumerated below.

(i) Right to Indemnification of Directors and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Company.

(ii) Prepayment of Expenses of Directors and Officers. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article V or otherwise.

(iii) Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article V is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(iv) Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors of the Company in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors of the Company.

(v) Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors of the Company.

(vi) Non-Exclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company, or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

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(vii) Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Company, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Company, partnership, limited liability company, joint venture, trust, organization or other enterprise.

(viii) Insurance. The Board of Directors of the Company may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article V.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

D. Each director shall be entitled to the number of votes on each matter presented to the Board as set forth in this Amended and Restated Certificate of Incorporation; provided, however, that, so long as the holders of Preferred Stock are entitled to elect a Series Preferred Director, the affirmative vote of a majority of the Series Preferred Directors shall be required for the authorization by the Board of the matters set forth in Sections 3.5 of the Amended and Restated Investor Rights Agreement entered into on or about the Original Issue Date, by and among the Company and the other parties thereto, as such agreement may be amended from time to time (the “IRA”) and each of the Series Preferred Directors shall be required for the authorization of the Board for the matters set forth in Section 3.7 of the IRA.

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VII.

A. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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29.

IN WITNESS WHEREOF, ETHOS TECHNOLOGIES INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of September 25, 2025.

ETHOS TECHNOLOGIES INC.

Signature:	/s/ Peter Colis
Print Name: Peter Colis
Title: Chief Executive Officer